UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

JAMF Holding Corp.

(Name of Issuer)

Common Stock, par value $0.001 per share.

(Title of Class of Securities)

47074L 105

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Vista Equity Partners Fund VI, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 29,113,495
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 29,113,495

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,113,495
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 24.45%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons Vista Equity Partners Fund VI-A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 17,587,553
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 17,587,553

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,587,553
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 14.77%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons VEPF VI FAF, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 354,274
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 354,274

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 354,274
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0.30%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons Vista Co-Invest Fund 2017-1, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 5,377,750
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 5,377,750

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,377,750
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 4.52%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons VEPF VI Co-Invest 1, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,882,212
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,882,212

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,882,212
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.58%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons Vista Equity Partners Fund VI GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 47,055,322
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 47,055,322

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,055,322
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 39.53%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons Vista Co-Invest Fund 2017-1 GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 5,377,750
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 5,377,750

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,377,750
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 4.52%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons VEPF VI Co-Invest 1 GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,882,212
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,882,212

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,882,212
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.58%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons VEPF VI GP, Ltd.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 47,055,322
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 47,055,322

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,055,322
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 39.53%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons Vista Co-Invest Fund 2017-1 GP, Ltd.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 5,377,750
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 5,377,750

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,377,750
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 4.52%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons VEPF VI Co-Invest 1 GP, Ltd.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,882,212
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,882,212

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,882,212
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 1.58%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons VEPF Management, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 54,315,284
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 54,315,284

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,315,284
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 45.62%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons VEP Group, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 54,315,284
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 54,315,284

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,315,284
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 45.62%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

1.	Names of Reporting Persons Robert F. Smith
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 54,315,284
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 54,315,284

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,315,284
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 45.62%(1)
12.	Type of Reporting Person (See Instructions) IN

(1)	Calculated based on 119,045,075 shares of Common Stock, $0.001 par value per share outstanding as of October 29, 2021 as reported on the Issuer’s Form 10-Q, filed on November 12, 2021.

Item 1(a).	Name of Issuer

JAMF Holding Corp. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

100 Washington Ave S, Suite 1100

Minneapolis, Minnesota 55401

Item 2(a).	Names of Persons Filing

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Commission pursuant to Section 13 of the Act: (i) Vista Equity Partners Fund VI, L.P.; (ii) Vista Equity Partners Fund VI-A, L.P.; (iii) VEPF VI FAF, L.P.; (iv) Vista Co-Invest Fund 2017-1, L.P.; (v) VEPF VI Co-Invest 1, L.P. ((i)-(v) collectively, the “Vista Funds”); (vi) Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”); (vii) Vista Co-Invest Fund 2017-1 GP, L.P. (“Vista Co-Invest GP”); (viii) VEPF VI Co-Invest 1 GP, L.P. (“VEPF Co-Invest GP”); (ix) VEPF VI GP, Ltd. (“Fund VI UGP”); (x) Vista Co-Invest Fund 2017-1 GP, Ltd. (“Vista Co-Invest UGP”); (xi) VEPF VI Co-Invest 1 GP, Ltd. (“VEPF Co-Invest UGP”); (xii) VEPF Management, L.P. (the “Management Company”); (xiii) VEP Group, LLC (“VEP Group” and collectively with the Vista Funds, Fund VI GP, Fund VI UGP and the Management Company, the “Vista Entities”) and (xiv) Robert F. Smith (collectively with the Vista Entities, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 9, 2022, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b).	Address of the Principal Business Office, or if none, Residence:

The principal business address of each of the Vista Entities is 4 Embarcadero Center, 20th Fl., San Francisco, California 94111.

The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Common stock, par value $0.001 per share.

Item 2(e).	CUSIP Number

47074L 105

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

See response to Item 9 on each cover page.

(b)	Percent of Class:

See response to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

The filing of this Statement shall not be construed as an admission that the Reporting Persons are, for the purpose of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2022

VISTA EQUITY PARTNERS FUND VI, L.P.

By: Vista Equity Partners Fund VI GP, L.P.
Its: General Partner

By: VEPF VI GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director
VISTA EQUITY PARTNERS FUND VI-A, L.P.

By: Vista Equity Partners Fund VI GP, L.P.
Its: General Partner

By: VEPF VI GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VEPF VI FAF, L.P.

By: Vista Equity Partners Fund VI GP, L.P.
Its: General Partner

By: VEPF VI GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VISTA CO-INVEST FUND 2017-1, L.P.

By: Vista Co-Invest Fund 2017-1 GP, L.P.
Its: General Partner

By: Vista Co-Invest Fund 2017-1 GP, Ltd.
Its: General Partner

By:	/s/ Robert F Smith
Name: Robert F. Smith
Title: Director

VEPF VI CO-INVEST 1, L.P.

By: VEPF VI Co-Invest 1 GP, L.P.
Its: General Partner

By: VEPF VI Co-Invest 1 GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VISTA EQUITY PARTNERS FUND VI GP, L.P.

By: VEPF VI GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VISTA CO-INVEST FUND 2017-1 GP, L.P.

By: Vista Co-Invest Fund 2017-1 GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VEPF VI CO-INVEST 1 GP, L.P.

By: VEPF VI Co-Invest 1 GP, Ltd.
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VEPF VI GP, LTD.

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VISTA CO-INVEST FUND 2017-1 GP, LTD.

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VEPF VI CO-INVEST 1 GP, LTD.

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VEPF MANAGEMENT, L.P.

By: VEP Group, LLC
Its: General Partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Director

VEP GROUP, LLC

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Managing Member

/s/ Robert F. Smith
Robert F. Smith

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 9, 2022